Exhibit 10.27

EQUITY INTEREST PURCHASE AGREEMENT

Party A: Heat HP, Inc., a corporation organized under the laws of the state of Nevada with its registered address at 1802 North Carson Street, Suite 212, Carson City NV 89701.

Party B: Beijing Chang Ze Consulting, Ltd with an address Building 1-167, No.4 Fa Tou Dong Li, Chaoyang District Beijing, China.

This Equity Interest Purchase Agreement (the “EIPA”) is executed as of September 30, 2019 by and among Party A and Party B. Each of Party A and Party B shall be referred to as a “Party,” and collectively, the “Parties.”

WHEREAS,

(1)	Party A is a corporation duly organized and validly existing under the laws of the state of Nevada and owns 52% of the equity interests of SmartHeat Jinhui (Beijing) Energy Technology Ltd (“Target”);

(2)	Target is a corporation duly organized and validly existing under the laws of the Peoples Republic of China (“PRC”); and,

(3)	Buyer is a limited corporation duly organized and validly existing under the laws of the PRC with all authority under the laws of PRC to enter into this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, and agreements contained in this EIPA, the Parties hereto agree as follows:

1.      Equity Interest Purchase and Consideration

1.1. Party B hereby agrees to purchase, and Party A hereby agrees to sell and transfer to Party B, 70% of its equity interests in the Target to Party B effective as of August 30, 2019 (the “Closing Date”) for RMB 70 subject to the termination provisions set forth in paragraph 6 below.

1.2. The Parties agree that such sale and purchase shall be conditioned upon approval by the Board of Directors of Party A and a majority of its stockholders.

2.      Change of Registration

2.1. The Parties hereby agree that Party B shall file the applicable registration change in the State Administration for Industry and Commerce in the People’s Republic of China as equity interests in the Target are sold and transferred by Party A and purchased and assumed by Party B to carry out the intent of this EIPA and Party A shall cooperate with Party B in any such filing.

2.2. The cost related to the registration change with the People’s Republic of China shall be undertaken by Party B. The taxes incurred from the transfer of the equity interests, if any, shall be undertaken by Party B.

3.      Representations and Warranties

3.1. Party A represents and warrants to the following:

3.1.1 Party A is selling the equity interests in the Target “as is” and makes no other representations, warranties or covenants, except as expressly provided in this Agreement.

3.1.2 owns 52% of the equity interests in Target.

3.1.3 Party A has good and marketable title to the equity interests of the Target owned by Party A, free and clear of all encumbrances, subject to any transfer requirements in the People’s Republic of China.

3.1.4 Party A is duly organized and validly existing under the laws of the State of Nevada, and the Target is registered under the proper governmental authorities as required under the laws of the People’s Republic of China.

3.1.5 Party A has the full right, power and authority to enter into this EIPA and to perform all of its obligations hereunder.

3.1.6 The execution and performance of this EIPA shall not breach any other signed material contract or EIPA to which Party A is a party.

3.1.7 The representative who has executed the EIPA and this EIPA on behalf of Party A has been duly authorized to execute this Restated Agreement.

3.2 Party B represents and warrants to the following:

3.2.1 Party B is a limited corporation incorporated and in good standing in the People’s Republic of China.

3.2.2 Party B has the full right, power and authority to enter into this EIPA and to perform all of its obligations hereunder.

3.2.3 The execution of this EIPA shall not breach any other written material contract or to which Party B is a party.

3.2.4 Party B is duly authorized to execute the EIPA and this EIPA.

3.2.5 Party B has been given full opportunity to review all documents requested by Party B, including, but not limited to the un-audited financial statements of Target, to evaluate this transaction and acknowledges that it has been given sufficient information to make its investment decision in the Target. Party B acknowledges that the sale of the Target is “as is.”

3.2.6 Party B represents and warrants that under the relevant laws of the PRC it shall assume all liabilities of the Target pursuant to this Agreement and agrees that it shall assume all liabilities of the Target, whether known, unknown or contingent after the Closing.

4.      Closing

4.1 The Closings hereunder shall take place electronically, or at such other place or by such other means as agreed by the Parties.

4.2  Party B shall deliver to Party A at the Closing, the consideration by wire transfer of immediately available funds, check or cash funds.

4.2 As soon as practical after the Closing Date, Party B shall deliver to Party A evidence of the transfer of the specified equity interest in the Target.

4.2 Party A shall deliver to Party B evidence of the satisfaction of the conditions specified in Section 1.2 and the Parties shall exchange the Mutual Release.

5.      Notices and Delivery

5.1 The Parties acknowledge that any notice and other correspondence concerning this Agreement (“Notice”) shall be made in writing and shall be (a) personally delivered, or (b) sent by overnight courier and transmitted electronically, in each case addressed or emailed to the Party to whom notice is being given at its address set forth in the Preamble to this Agreement, or as to each Party, at such other address or e-mail as may hereafter be designated by such Party in a written notice to the other Party complying as to the delivery with the terms of this paragraph 5.1.

5.2 All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, or (b) the date sent if sent by overnight courier and e-mail.

6.      Amendment, Termination and Transfer of this Restated Agreement

6.1 Any amendment or modification to this EIPA is required to be approved and negotiated by all Parties and shall only be effective by way of a written agreement executed by the Parties.

6.2 This EIPA may be terminated by either Party A or Party B:

6.2.1 At any time prior to the Closing Date, by mutual agreement between Party A and Party B;

6.2.2 By a non-breaching Party, in the event a Party breaches this EIPA, and such breach shall not be corrected within thirty days of written notice of the breach sent by the non-breaching Party.

6.2.3 If the transactions contemplated by this EIPA cannot be consummated as consequence of a force majeure event.

6.3 Any Party seeking to terminate this EIPA shall provide written notice of the termination to the other Party, which termination shall become effective upon receipt of the other Party of the written notice.

6.4 The Parties agree not to transfer any or all of their obligations under this EIPA without the written agreement of the non-transferring Party.

7.      Dispute Resolution

7.1 This EIPA shall be governed by and construed under the internal laws of the People’s Republic of China.

7.2 This EIPA shall be governed by procedures other than litigation for settling all claims and disputes under the method set forth below:

7.2.1 The Parties agree to attempt in good faith to settle any dispute arising under or relating to this EIPA by mediation before the Hong Kong International Arbitration Centre (HKIAC) under the then-current version of HKIAC’s Commercial Mediation Rules. The place of mediation shall be in Hong Kong and three mediators shall be appointed, one by Party A, one by Party B, and one who shall be selected by the Parties mutual agreement.

7.2.2 If the mediation is abandoned by the mediator or is otherwise concluded without the dispute being resolved, the parties may, at their option refer the dispute to arbitration at HKIAC in accordance with its then-current International Arbitration Rules.

8.      Miscellaneous

8.1 Taxes and expenses incurred by the transactions contemplated by this EIPA shall be borne by the Parties in accordance with their respective obligations, unless otherwise provided. The tax related to the change of registration shall be borne by the Target.

8.2 This EIPA shall not be modified or altered except in a writing executed by both of the Parties. For matters outside of this EIPA, the Parties shall sign a supplemental agreement. The supplemental agreement, together with this EIPA, shall constitute the entire agreement and have the same legal effect.

8.3 This EIPA shall be effective immediately upon the execution by the Parties. This EIPA may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

8.4 Any provision of this EIPA which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

8.5 Section headings in this EIPA are included for convenience of reference only and shall not constitute a part of this EIPA for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this EIPA to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARTY A:

HEAT HP, INC.

By:/s/ Jimin Zhang
Name: Jimin Zhang
Title: President

PARTY B:

BEIJING CHANG ZE CONSULTING, LTD

By:/s/       He Yi
Name: Mr. He Yi
Title:   Chief Executive Officer